Exhibit 99.1

FOR IMMEDIATE RELEASE

                        Contacts:   Bill Chardavoyne
                                    Chief Financial Officer
                                    (310) 255-2229
                                    bchardavoyne@activision.com

                                    Kristin Mulvihill Southey
                                    Vice President, Investor Relations
                                    (310) 255-2635
                                    ksouthey@activision.com

                                    Maryanne Lataif
                                    Vice President, Corporate Communications
                                    (310) 255-2704
                                    mlataif@activision.com


                    ACTIVISION RAISES FULL FISCAL YEAR 2004

                    DILUTED EARNINGS PER SHARE OUTLOOK BY 65%


                 -Third quarter diluted EPS from $0.45 to $0.67-

               -Fiscal year 2004 diluted EPS from $0.34 to $0.56-

Santa Monica, CA - December 17, 2003 - Activision, Inc. (Nasdaq: ATVI) announced today that based on better than expected consumer response to its holiday slate and the strength of its distribution and value divisions, the company is raising its net revenue and diluted earnings per share outlook for the third quarter and full fiscal year 2004. The company's revised outlook marks the highest net revenues in company's history for both the third quarter and full fiscal year.

For the fiscal third quarter ending December 31, 2003, Activision expects record earnings per diluted share of $0.67 on net revenues of $480 million, an increase from the company's prior earnings outlook of $0.45 per diluted share on net revenues of $390 million. The company's revised third quarter earnings per diluted share outlook takes into account the previously announced pre-tax charge of $0.16 per diluted share related to product cancellations. Year-over-year, the new December quarter outlook represents a 60% increase in earnings per diluted share and 27% increase in net revenues.

For the fourth quarter, Activision reaffirmed its previous outlook. The company expects net revenues of $114 million and a loss per share of $0.05.

For the full fiscal year, Activision expects earnings per diluted share of $0.56 as compared to its previous outlook of $0.34 and net revenues of $870 million, an increase of $90 million, as compared with its previous outlook of $780 million. The company's revised full year earnings per diluted share outlook takes into account the previously announced pre-tax charge of $0.16 per diluted share related to product cancellations.

Ron Doornink, CEO of Activision Publishing, Inc., said, "Our key holiday titles Tony Hawk's Underground, True Crime: Streets of L.A.TM and Call of DutyTM are performing well worldwide on all major platforms. We are pleased that the Tony Hawk series remains a top-selling franchise around the world, while our original properties, True Crime and Call of Duty, are off to a solid start and have strong sequel potential."

Doornink continued, "True Crime: Streets of L.A. was the #1 best-selling title in aggregate across all platforms and Tony Hawk's Underground was the #4-selling game in aggregate across all platforms for month of November in the U.S., according to the NPD Funworld Report. Our critically acclaimed PC title, Call of Duty, was the #1 best-selling game in dollars for the week ending November 29, 2003 according to NPD Intellect's U.S. PC sales report."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $864 million for the fiscal year ended March 31, 2003.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.


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